EXHIBIT 99.5

2005 NAMED EXECUTIVE OFFICER BASE SALARIES

Mr. Scarborough	$950,000
Mr. Cortney	$750,000
Mr. Krah	$325,000
Mr. Stowell	$325,000
Ms. Wade	$325,000

2005 NAMED EXECUTIVE OFFICER BONUS AMOUNTS

Stephen J. Scarborough	Mr. Scarborough will receive a bonus equal to 2-1/4% of the Company’s 2005 pre-tax income.
Michael C. Cortney	Mr. Cortney will receive a bonus equal to 1-1/2% of the Company’s pre-tax income.
Douglas C. Krah[1]	Mr. Krah will, subject to a threshold and a cap, receive a bonus based upon the Company’s Northern California Region’s pre-tax income.
Scott D. Stowell[1]	Mr. Stowell will, subject to a threshold and a cap, receive a bonus based upon the Company’s Southern California Region’s pre-tax income.
Kathleen R. Wade[1]	Ms. Wade will, subject to a threshold and a cap, receive a bonus based upon the Company’s Southwest Region’s (excluding the Austin division) pre-tax income.

[1]	Attached hereto is the form of compensation letter the Company utilizes with each of its Regional Presidents, including Mr. Krah, Mr. Stowell and Ms. Wade.

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President,                      Region

Standard Pacific Corp.

15326 Alton Parkway

Irvine, CA 92618

Dear                     :

This letter will serve to confirm your compensation plan for calendar year 2005 (the “Period”) as President of the                      Region (the “Region”), consisting of the                      Divisions of Standard Pacific Corp. (the “Company”), which is as follows:

1.	Your salary will be $ per year, payable semi-monthly.

2.	In addition to your salary, subject to the conditions and limitations set forth below, you will receive an Incentive Bonus under our 2000 Stock Incentive Plan (the “Plan”) of % of the pre-tax net profits earned by the Region during the Period (including that portion of the pre-tax net profits of Family Lending Services, Inc. attributable to the operations of the Region), after deduction of a parent company overhead burden equal to % of all sales of the Region (the “Parent Company Overhead Burden”).

a.	Your incentive bonus will be subject to a cap of $ , with the first $ payable in cash and the remaining $ payable in restricted stock of the Company. The restricted stock will vest over a three year period from the date of issuance and will be subject to such additional terms as the Compensation Committee of the Board of Directors of the Company may determine in its sole discretion. The portion of your Incentive Bonus payable in cash will be paid promptly following completion of the Compensation Committee’s approval of the calculation and amount of the Incentive Bonus as set forth in an “agreed-upon procedures” report from the Company’s auditors (the “Determination Date”). The portion of your Incentive Bonus payable in restricted stock will be paid on the date eleven business days after the Determination Date (the “Issue Date”), with the number of restricted shares to be issued being based on the closing price of the Company’s Common Stock on the NYSE on the Issue Date.

b.	No Incentive Bonus for the Period shall be paid if:

i.	pre-tax net profits earned by the Region for the Period fail to exceed $ , after deduction of the Parent Company Overhead Burden; or

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ii.	you terminate your employment with the Company prior to the end of the Period; or

iii.	you are discharged by the Company for cause prior to the end of the Period.

c.	You may not transfer all or any portion of your Incentive Bonus prior to actual payment.

3.	You will receive an auto allowance of $ monthly.

4.	For purposes of all computations under this letter, the accounting records maintained by the corporate accounting staff covering the Region’s activities shall be conclusive and binding absent manifest error.

5.	Nothing herein shall modify your status as an at-will employee of the Company.

Sincerely,

STANDARD PACIFIC CORP.

Stephen J. Scarborough

Chairman & Chief Executive Officer